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                                                              EXHIBIT 23.10

                       INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-78093 of Global Imaging Systems, Inc. of our report dated March 5, 1999, except for Note 8, as to which the date is June 24, 1999 on the consolidated financial statements of Lewan & Associates, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

July 23, 1999